EXHIBIT 99.1

Civeo Reports Fourth Quarter and Full Year 2017 Results

HOUSTON, Feb. 22, 2018 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the fourth quarter and year ended December 31, 2017.

Highlights include:

  Delivered fourth quarter revenues of $101.3 million

  Generated $11.3 million in operating cash flow and $8.4 million in free cash flow

  Announced acquisition of Noralta Lodge, a premier accommodations provider in the Canadian Oil Sands region, on November 27, 2017, which is expected to close in the second quarter of 2018

  Repaid $29 million of debt in the fourth quarter, making $81 million of total debt repayments for the full year. Total debt was reduced to $298 million as of December 31, 2017, including an increase of $21 million in foreign exchange adjustments, down from $357 million at the end of 2016

“Our goal at the start of 2017 was to position the company for success through and beyond the downturn by maximizing free cash flow, deleveraging the balance sheet, and pursuing our strategic direction. Looking back on the year, our accomplishments to further these objectives included a successful public equity offering, an amendment to our revolving credit facility, meaningful debt reduction and the pending Noralta acquisition.

“The improving commodity price environment at the start of 2018 should present Civeo with increased occupancy and additional growth opportunities across our core end markets. As we navigate this transitional phase of the cycle, our strategic priorities will not change. We remain committed to the operational execution and financial discipline that have seen us through the worst of the downturn.

“The fourth quarter of 2017 was consistent with our expectations. We were pleased to announce the Noralta acquisition, enhancing our footprint in the Canadian market and our ability to deliver a complete outsourced accommodations solution. This transaction will help Civeo expand its position as the partner of choice for workforce accommodation services in the Canadian Oil Sands region. While there is still work to be done, including obtaining shareholder approval, we are targeting to close the acquisition in the second quarter,” said Bradley J. Dodson, President and Chief Executive Officer.

Mr. Dodson continued, “During the fourth quarter, we saw good occupancy in our Canadian segment as market conditions continued to stabilize. Our U.S. segment benefited from more robust activity in the unconventional plays and fabrication work for Gulf of Mexico customer projects. In Australia, we generated consistent occupancy and solid margin performance despite headwinds associated with the holidays towards the end of the year. Looking ahead to 2018, we remain focused on providing best in class service quality while prudently deploying capital, de-levering our balance sheet, and continuing to generate free cash flow.”

Fourth Quarter 2017 Results

In the fourth quarter of 2017, Civeo generated revenues of $101.3 million and reported a net loss of $47.6 million, or $0.36 per share. The loss represents a $51.1 million pre-tax loss resulting in part from $27.2 million in impairment charges and $2.3 million in costs associated with Civeo’s announced acquisition of Noralta Lodge. During the fourth quarter of 2017, Civeo produced operating cash flow of $11.3 million, Adjusted EBITDA of $13.3 million, and free cash flow of $8.4 million.

(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)

By comparison, in the fourth quarter of 2016, Civeo generated revenues of $90.9 million and reported a net loss of $15.9 million, or $0.15 per share. During the fourth quarter of 2016, Civeo generated operating cash flow of $13.3 million, Adjusted EBITDA of $17.7 million and free cash flow of $10.1 million.

The decline in Adjusted EBITDA and the increase in net loss in the fourth quarter of 2017 compared to 2016 was primarily due to lower average daily rates in Canada and continued lower mobile camp activity, partially offset by increased occupancy in Canada.

Full Year 2017 Results

For the full year 2017, the Company reported revenues of $382.3 million and a net loss of $105.7 million, or $0.82 per share. Adjusted EBITDA was $63.2 million.

In 2016, the Company reported revenues of $397.2 million and a net loss of $96.4 million, or $0.90 per share. Adjusted EBITDA was $86.7 million.

The decline in revenues and Adjusted EBITDA and increase in net loss in 2017 as compared to 2016 was primarily due to the Ft. McMurray fire-related revenue in 2016 and lower average daily rates in Canada.

Business Segment Results

(Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2017 to the results for the fourth quarter of 2016. The Adjusted EBITDA amounts discussed below exclude the fixed asset impairment and Noralta-related expenses noted above.)

Canada

During the fourth quarter of 2017, the Canadian segment generated revenues of $63.6 million, operating loss of $36.9 million and Adjusted EBITDA of $11.4 million, compared to revenues of $62.3 million, operating loss of $5.6 million and Adjusted EBITDA of $14.1 million in the fourth quarter of 2016. The fourth quarter of 2017 results reflect the impact of a strengthened Canadian dollar relative to the U.S. dollar, which increased revenues by $3.0 million. On a constant currency basis, revenues were lower primarily due a decrease in average daily rates, which was partially offset by an increase in average lodge occupancy.

Australia

The financial performance of the Australian segment for the fourth quarter of 2017 was relatively flat compared to the fourth quarter of 2016. Revenue was $28.1 million, operating loss was $3.2 million and Adjusted EBITDA was $10.3 million in the fourth quarter of 2017, compared to revenues of $26.1 million, operating loss of $2.4 million and Adjusted EBITDA of $10.4 million in the fourth quarter of 2016, respectively.

The fourth quarter of 2017 results reflect the impact of a strengthened Australian dollar relative to the U.S. dollar, which increased revenues by $0.7 million.  On a constant currency basis, the Australian segment experienced a 4.8% period-over-period increase in revenues due to increased occupancy at villages in the Bowen Basin partially offset by lower rates resulting from the impact of a contract termination payment in 2016.

U.S.

The U.S. segment generated revenues of $9.7 million, operating loss of $4.1 million and an Adjusted EBITDA loss of $1.2 million in the fourth quarter of 2017, compared to revenues of $2.5 million, operating loss of $4.0 million and an Adjusted EBITDA loss of $1.5 million in the fourth quarter of 2016, respectively. The revenue increase was primarily due to higher activity in the Gulf of Mexico offshore business.

Income Taxes

Civeo recognized an income tax benefit of $3.6 million, which resulted in an effective tax rate of 7% in the fourth quarter of 2017. During the fourth quarter of 2016, Civeo recognized an income tax benefit of $2.9 million, which resulted in an effective tax rate of 15%.

Financial Condition

As of December 31, 2017, Civeo had total liquidity of approximately $140.0 million, consisting of $107.4 million available under its revolving credit facilities and $32.6 million of cash on hand.

Civeo’s total debt outstanding on December 31, 2017 was $298 million, a $30 million decrease since September 30, 2017. The decrease resulted primarily from the repayment of the U.S. term loan.

During the fourth quarter of 2017, Civeo invested $3.2 million in maintenance related capital expenditures, down from $4.5 million during the fourth quarter of 2016, which included investments in an enterprise information system.

2018 Guidance

For full year 2018, Civeo expects Adjusted EBITDA to be flat or slightly increased compared to 2017. For the first quarter of 2018, Civeo expects revenues of $100 million to $105 million and Adjusted EBITDA of $11 million to $13 million. Guidance does not account for the impact from the acquisition of Noralta Lodge. The Company will provide an additional full-year 2018 outlook upon close of the Noralta transaction, currently expected to occur in the second quarter of 2018.

Conference Call

Civeo will host a conference call to discuss its fourth quarter 2017 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (800)-239-9838 in the United States or (323)-794-2551 internationally and using the conference ID 2677202. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 2677202#.

About Civeo

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of 19 lodges and villages in operation in Canada and Australia, with an aggregate of more than 24,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward looking statements in this news release include the statements regarding Civeo’s: views regarding broadening stabilization in its core end markets; growth opportunities; benefits and timing of the Noralta acquisition; optimism about market demand in 2018; and first quarter and full year 2018 guidance. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, iron ore and other minerals, risks associated with currency exchange rates, risks associated with the Noralta acquisition, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the " Management’s Discussion and Analysis of Financial Condition and Results of Operations " and "Risk Factors" sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2016, Civeo’s proxy statement on schedule 14A for the special meeting of shareholders on March 28, 2018 and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2017	2016	2017	2016

Revenues	$101,348	$90,921	$382,276	$397,230

Costs and expenses:
Cost of sales and services	70,575	61,157	257,258	259,650
Selling, general and administrative expenses	19,290	13,241	63,431	55,297
Depreciation and amortization expense	29,360	30,858	126,443	131,302
Impairment expense	27,244	-	31,604	46,129
Other operating expense	407	256	1,511	612
	146,876	105,512	480,247	492,990
Operating loss	(45,528)	(14,591)	(97,971)	(95,760)

Interest expense to third parties, net of capitalized interest	(5,742)	(5,726)	(21,439)	(22,667)
Loss on extinguishment of debt	-	-	(842)	(302)
Interest income	131	12	200	152
Other income (expense)	61	1,587	1,308	2,645
Loss before income taxes	(51,078)	(18,718)	(118,744)	(115,932)
Income tax benefit	3,615	2,888	13,490	20,105
Net loss	(47,463)	(15,830)	(105,254)	(95,827)
Less: Net income attributable to noncontrolling interest	116	119	459	561
Net loss attributable to Civeo Corporation	$(47,579)	$(15,949)	$(105,713)	$(96,388)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.36)	$(0.15)	$(0.82)	$(0.90)
Diluted	$(0.36)	$(0.15)	$(0.82)	$(0.90)

Weighted average number of common shares outstanding:
Basic	130,894	107,128	128,365	107,024
Diluted	130,894	107,128	128,365	107,024

CIVEO CORPORATION CONSOLIDATED BALANCE SHEETS
(in thousands)

	DECEMBER 31, 2017	DECEMBER 31, 2016
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$32,647	$1,785
Accounts receivable, net	66,823	56,302
Inventories	7,246	3,112
Assets held for sale	9,462	4,419
Prepaid expenses and other current assets	16,034	16,950
Total current assets	132,212	82,568

Property, plant and equipment, net	693,833	789,710
Other intangible assets, net	22,753	28,039
Other noncurrent assets	5,114	10,129
Total assets	$853,912	$910,446

Current liabilities:
Accounts payable	$27,812	$20,675
Accrued liabilities	22,208	14,822
Income taxes	1,728	111
Current portion of long-term debt	16,596	15,471
Deferred revenue	5,442	6,792
Other current liabilities	1,843	2,572
Total current liabilities	75,629	60,443

Long-term debt to third-parties	277,990	337,800
Deferred income taxes	-	9,194
Other noncurrent liabilities	23,926	27,019
Total liabilities	377,545	434,456

Shareholders' equity:
Common shares	-	-
Additional paid-in capital	1,383,934	1,311,226
Accumulated deficit	(579,113)	(472,764)
Treasury stock	(358)	(65)
Accumulated other comprehensive loss	(328,213)	(362,930)
Total Civeo Corporation shareholders' equity	476,250	475,467
Noncontrolling interest	117	523
Total shareholders' equity	476,367	475,990
Total liabilities and shareholders' equity	$853,912	$910,446

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	TWELVE MONTHS ENDED DECEMBER 31,
	2017	2016

Cash flows from operating activities:
Net loss	$(105,254)	$(95,827)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	126,443	131,302
Impairment charges	31,604	46,129
Inventory write-down	525	850
Loss on extinguishment of debt	842	302
Deferred income tax benefit	(8,976)	(13,208)
Non-cash compensation charge	7,338	5,296
Losses (gains) on disposals of assets	(825)	29
Provision (benefit) for loss on receivables, net of recoveries	51	(54)
Other, net	3,871	868
Changes in operating assets and liabilities:
Accounts receivable	(6,896)	6,680
Inventories	(4,463)	1,773
Accounts payable and accrued liabilities	12,674	(4,398)
Taxes payable	3,210	(10,239)
Other current assets and liabilities, net	(3,318)	(7,334)
Net cash flows provided by operating activities	56,826	62,169

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(11,194)	(19,779)
Proceeds from disposition of property, plant and equipment	1,908	5,775
Other, net	548	1,315
Net cash flows used in investing activities	(8,738)	(12,689)

Cash flows from financing activities:
Proceeds from issuance of common stock	64,734	-
Term loan repayments	(40,781)	(41,023)
Revolving credit borrowings (repayments), net	(39,937)	(15,199)
Debt issuance costs	(1,795)	(2,062)
Other	(293)	(65)
Net cash flows used in financing activities	(18,072)	(58,349)

Effect of exchange rate changes on cash	846	2,817
Net change in cash and cash equivalents	30,862	(6,052)

Cash and cash equivalents, beginning of period	1,785	7,837

Cash and cash equivalents, end of period	$32,647	$1,785

CIVEO CORPORATION SEGMENT DATA (in thousands) (unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2017	2016	2017	2016
Revenues
Canada	$63,589	$62,296	$245,595	$278,464
Australia	28,057	26,121	111,221	106,815
United States	9,702	2,504	25,460	11,951
Total revenues	$101,348	$90,921	$382,276	$397,230

EBITDA (1)
Canada	$(16,281)	$14,072	$22,818	$32,022
Australia	10,294	10,387	41,398	43,168
United States	(1,197)	(1,478)	(5,475)	(16,722)
Corporate and eliminations	(9,039)	(5,246)	(29,420)	(20,842)
Total EBITDA	$(16,223)	$17,735	$29,321	$37,626

Adjusted EBITDA (1)
Canada	$11,356	$14,072	$54,815	$71,699
Australia	10,294	10,387	41,398	43,188
United States	(1,197)	(1,478)	(5,475)	(8,322)
Corporate and eliminations	(7,154)	(5,246)	(27,535)	(19,832)
Total adjusted EBITDA	$13,299	$17,735	$63,203	$86,733

Operating income (loss)
Canada	$(36,928)	$(5,593)	$(63,211)	$(59,351)
Australia	(3,244)	(2,399)	(11,528)	(6,853)
United States	(4,079)	(3,954)	(14,426)	(24,616)
Corporate and eliminations	(1,277)	(2,645)	(8,806)	(4,940)
Total operating loss	$(45,528)	$(14,591)	$(97,971)	$(95,760)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION NON-GAAP RECONCILIATIONS (in thousands) (unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2017	2016	2017	2016

EBITDA (1)	$(16,223)	$17,735	$29,321	$37,626
Adjusted EBITDA (1)	$13,299	$17,735	$63,203	$86,733
Free Cash Flow (2)	$8,410	$10,091	$47,540	$48,165

(1) The term EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges, certain costs associated with Civeo's redomiciliation and its acquisition of Noralta and severance costs. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2017	2016	2017	2016

Net loss	$(47,579)	$(15,949)	$(105,713)	$(96,388)
Income tax benefit	(3,615)	(2,888)	(13,490)	(20,105)
Depreciation and amortization	29,360	30,858	126,443	131,302
Interest income	(131)	(12)	(200)	(152)
Loss on extinguishment of debt	-	-	842	302
Interest expense	5,742	5,726	21,439	22,667
EBITDA	$(16,223)	$17,735	$29,321	$37,626
Adjustments to EBITDA
Impairment expense (a)	27,244	-	31,604	46,979
Noralta transaction costs (b)	2,278	-	2,278	-
Redomiciliation costs (c)	-	-	-	1,271
Severance (d)	-	-	-	857
Adjusted EBITDA	$13,299	$17,735	$63,203	$86,733

(a) Relates to the impairment of assets in Canada and the United States. During the fourth quarter 2017, we recorded a pre-tax loss of $27.2 million ($19.9 million after-tax, or $0.15 per diluted share), which is included in Impairment expense on the unaudited statements of operations. During the third quarter 2017, we recorded a pre-tax loss of $4.4 million ($3.2 million after-tax, or $0.02 per diluted share), which is included in Impairment expense on the unaudited statements of operations. During the third quarter 2016, we recorded a pre-tax loss of $38.6 million ($28.2 million after-tax, or $0.26 per diluted share), of which $0.9 million is included in Cost of sales and $37.7 million is included in Impairment expense on the unaudited statements of operations. During the first quarter 2016, we recorded a pre-tax loss of $8.4 million ($8.4 million after-tax, or $0.08 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b) Relates to costs incurred associated with Civeo's proposed acquisition of Noralta Lodge Ltd. The $2.3 million of costs in 2017 ($2.2 million after-tax, or $0.02, per diluted share), which are primarily corporate in nature, are included in Selling, general and administrative expenses on the unaudited statements of operations.

(c) Relates to costs incurred associated with Civeo's redomiciliation to Canada. The $1.3 million of costs in 2016 ($1.2 million after-tax, or $0.01, per diluted share), which are primarily corporate in nature, are included in Selling, general and administrative expenses on the unaudited statements of operations.

(d) Relates to severance costs associated with the termination of executives. The $0.9 million expense ($0.6 million after-tax, or $0.01 per diluted share), which is related to our Canadian segment, is included in Selling, general and administrative expenses on the unaudited statements of operations.

(2) The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2017	2016	2017	2016

Net Cash Flows Provided by Operating Activities	$11,301	$13,314	$56,826	$62,169
Capital expenditures, including capitalized interest	(3,174)	(4,533)	(11,194)	(19,779)
Proceeds from disposition of property, plant and equipment	283	1,310	1,908	5,775
Free Cash Flow	$8,410	$10,091	$47,540	$48,165

CIVEO CORPORATION NON-GAAP RECONCILIATIONS - GUIDANCE (in millions) (unaudited)

	THREE MONTHS ENDING MARCH 31, 2018
EBITDA Range (1)	$11.0	$13.0

(1) The following table sets forth a reconciliation of estimated EBITDA to estimated net income (loss), which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	THREE MONTHS ENDING MARCH 31, 2018
	(estimated)

Net loss	$(23.5)	$(22.0)
Income tax benefit	(1.0)	(0.5)
Depreciation and amortization	30.0	30.0
Interest expense	5.5	5.5
EBITDA	$11.0	$13.0

CIVEO CORPORATION SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA (U.S. dollars in thousands, except for room counts and average daily rates) (unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2017	2016	2017	2016

Supplemental Operating Data - Canadian Segment
Revenues
Lodge revenues (1)	$58,135	$55,321	$226,789	$238,220
Mobile, open camp and product revenues	5,454	6,975	18,806	40,244
Total Canadian revenues	$63,589	$62,296	$245,595	$278,464

Average available lodge rooms (2)	14,720	14,670	14,720	14,653

Rentable rooms (3)	8,872	9,324	8,642	9,979

Average daily rates (4)	$90	$99	$92	$104

Occupancy in lodges (5)	79%	65%	78%	63%

Canadian dollar to U.S. dollar	$0.787	$0.750	$0.771	$0.755

Supplemental Operating Data - Australian Segment
Revenues
Village revenues (1)	$28,057	$26,121	$111,221	$106,815

Average available village rooms (2)	9,346	9,386	9,369	9,335

Rentable rooms (3)	8,697	8,616	8,739	8,679

Average daily rates (4)	$79	$80	$80	$76

Occupancy in villages (5)	44%	41%	43%	44%

Australian dollar to U.S. dollar	$0.768	$0.750	$0.767	$0.752

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms relate to Canadian lodges and Australian villages and includes rooms that are utilized for our personnel.

(3) Rentable rooms relate to Canadian lodges and Australian villages and excludes rooms that are utilized for our personnel and out-of-service rooms.

(4) Average daily rate is based on rentable rooms and lodge/village revenue.

(5) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out-of-service rooms.

Contacts:

Frank C. Steininger
Civeo Corporation
Senior Vice President and Chief Financial Officer
713-510-2400

Marc Cunningham
Jeffrey Spittel
FTI Consulting
713-353-5407